Exhibit 10.11

TEAM, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
for Stock Units awarded under the
Team, Inc. 2018 Equity Incentive Plan
This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into between Team, Inc. (the “Company”) and the individual employee of a subsidiary or affiliate of the Company who received a StockPlan Connect notification from Morgan Stanley Smith Barney LLC and the Company (the “Participant”), upon the date of Participant’s electronic grant acceptance of a restricted stock unit award (the “Award Certificate”), which is incorporated herein by reference. This Agreement includes the attached Exhibit A (Protected Information, Inventions, and Non-Solicitation Agreement with Non-Compete including its Appendix).

1.    Restricted Stock Unit Award.
On the Date of Grant specified on the Award Certificate, the Company has awarded to the Participant, a certain number of Restricted Stock Units as provided in the Award Certificate, which represents an unfunded, unsecured promise by the Company to deliver common shares of the Company (“Shares”) pursuant to the vesting schedule on the Participant’s Award Certificate.
This Restricted Stock Unit has been granted under the Team, Inc. 2018 Stock Incentive Plan (as amended and/or restated, the “Plan”) and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined will have the meanings defined under the Plan. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.
2.    Terms and Conditions.
(A)    Vesting Date. Subject to the conditions set forth in the Plan and this Agreement, the Restricted Stock Units issued to Participant will vest on the Vesting Dates (as defined below) listed in the Award Certificate.
(B)    Settlement of Units. Except as provided in Subsection (C) below, the Company will issue one Share to Participant on the date each Restricted Stock Unit is scheduled to become vested under the terms of the Award Certificate (“Vesting Date”). As a ministerial matter, the Company shall cause the issuance and delivery of Shares to the Participant as soon as practicable after each designated Vesting Date and in any event within twenty (20) business days after such designated Vesting Date; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent shall have deposited such Shares according to the delivery instructions; and provided further that if any law, regulation or order of the Securities and Exchange Commission (the “Commission”) or other body having jurisdiction shall require the Company or the Participant to take any action in connection with the delivery of the Shares, then, subject to the other provisions of this Section, the date on which such delivery shall be deemed to have occurred shall be extended for the period necessary to take and complete such action, it being understood that the Company shall have no obligation to take and complete any such action.

(C)    Accelerated Vesting.
(i)    Death. If Participant dies while actively employed by the Company or an Affiliate, as applicable, all of Participant’s Restricted Stock Units will automatically vest and the Company shall immediately thereafter issue one Share to Participant for each of his or her Restricted Stock Units.
(ii)    Change of Control. Notwithstanding any other provision of this Agreement, upon a Change of Control of the Company all Restricted Stock Units granted the Participant under this Agreement will vest and the Company shall immediately thereafter issue one Share to Participant for each of his or her Restricted Stock Units.
(D)    Rights as a Stockholder. Except as otherwise specifically provided in this Agreement, the Participant shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units. A Participant shall have no right to receive dividend equivalent payments with respect to Shares that may be received pursuant to the Award Certificate and this Agreement.
(E)    Non-Transferability of Restricted Stock Unit. This Restricted Stock Unit may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, or pursuant to a court order in the event of divorce. The terms of the Plan, this Agreement and the Award Certificate shall be binding upon the executors, administrators, heirs, successors, representatives and assignees of Participant.
(F)    Responsibility for Taxes. Regardless of any action the Company or an Affiliate takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items legally due by him or her is and remains the Participant’s responsibility and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Restricted Stock Unit grant, including the grant of Restricted Stock Units, the vesting of Restricted Stock Units, the conversion of the Restricted Stock Units into Shares or the receipt of an equivalent cash payment, the subsequent sale of Shares acquired and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Unit to reduce or eliminate the Participant’s liability for Tax-Related Items.
Prior to the issuance of Shares on a designated delivery date or the receipt of an equivalent cash payment, the Participant shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all withholding and payment on account obligations of the Company or any of its Affiliates. In this regard, Participant authorizes the Company or its Affiliate, as applicable, to withhold all applicable Tax Related Items legally payable by Participant from Participant’s wages or other cash compensation payable to Participant by the Company or its Affiliate, as applicable, or from any equivalent cash payment received upon vesting of the Restricted Stock Units. Alternatively, the Company may, in its sole discretion, (i) sell or arrange for the sale of Shares to be issued on the vesting of Restricted Stock Units to satisfy the withholding or payment on account obligation, and/or (ii) withhold in Shares, provided that the Company and Participant’s actual Employer (defined below) shall withhold only the amount of Shares necessary to satisfy the minimum withholding amount. Participant shall pay to the Company or to the Employer any amount of Tax Related Items that the Company may be required to withhold as a result of the Participant’s receipt of Restricted Stock Units, the vesting of Restricted Stock Units, the receipt of a dividend equivalent cash payment, or the conversion of vested Restricted Stock Units to Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to Participant if Participant fails to comply with his or her obligation in connection with the Tax Related Items as described herein. For purposes of this provision, the terms “Employer” means the Company (if the Participant is employed by the Company) or the Affiliate of the Company that employs the Participant.
To the extent that any portion of the Restricted Stock Units is treated as includible in Participant’s income prior to the date that shares are delivered to Participant under this Agreement, the Company and the Participant’s Employer, as applicable, are hereby authorized and directed to either (i) require Participant to make payment of such taxes to the Company or Participant’s Employer, as applicable, through delivery of cash or a cashier’s check within five (5) calendar days after the Company or the Participant’s Employer, as applicable, is required to remit such taxes to the Internal Revenue Service, or (ii) withhold from Participant’s regular wages, bonus or other compensation payments the amount of any tax required to be withheld.
For Participants employed at international (non-US) locations:
The Company or Participant’s Employer, as applicable, will assess its requirements regarding tax, social insurance and any other payroll tax (“Tax Obligations”) withholding and reporting in connection with the Restricted Stock Units or Shares. These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or Participant’s Employer, in this regard, Participant hereby acknowledges and agrees that the ultimate liability for any and all Tax Obligations is and remains his or her responsibility and liability and that the Company and Participant’s Employer make no representations nor undertakings regarding treatment of any Tax Obligation as a result of the grant or vesting of the Restricted Stock Units, and Participant agrees to make arrangements satisfactory to the Company or Participant’s Employer, as applicable, to satisfy all withholding requirements. Participant authorizes the Company or Participant’s Employer, as applicable, to withhold all applicable Tax Obligations legally due from Participant from his or her wages or other cash compensation to be paid him or her by the Company or Participant’s Employer.
(G)    Expiration. The Participant will forfeit all unvested Restricted Stock Units upon Termination of Employment for any reason, other than death, a Change of Control, or a Special Vesting Agreement (as defined below).
(H)    Legality of Initial Issuance. No Shares shall be issued upon the vesting of a Restricted Stock Unit unless and until the Company has determined that:
(i)    The Company and, if applicable, the Participant have taken any or all actions required to register the Shares pursuant to all applicable securities laws or to perfect an exemption from the registration requirements thereof;
(ii)    Any applicable listing requirement of any stock exchange or other securities market on which Shares are listed has been satisfied; and
(iii)    The Participant has taken actions, satisfactory to the Company, to pay applicable taxes as described in Subsection 2(F).
3.    Return of Share Value.
(A)    By accepting this Award, Participant hereby agrees that if the Company determines that Participant engaged in Conduct Detrimental to the Company (as defined below) during his or her employment with the Company and/or an Affiliate, or during the one-year period following the Participant’s Termination of Employment, Participant shall be required, upon demand, to return to the Company, in the form of a cash payment, the Returnable Share Value (defined below) and all unvested amounts are forfeited. Participant understands and agrees that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company and/or Participant’s Employer, due to Participant’s Conduct Detrimental to the Company, including injunctive relief, attorneys’ fees and damages.
(B)    By accepting this Award, Participant hereby agrees that if the Participant’s Termination of Service with the Company or an Affiliate, as applicable, is designated by the Committee as a Special Vesting Agreement, Participant may be permitted to continue to become vested in the Shares. If that occurs, in addition to the restriction above in Subsection (A) concerning conduct during employment and for one year after Termination of Employment, Participant agrees that he or she will not engage in Conduct Detrimental to the Company during the remaining vesting period as provided in the Award Certificate. If Participant engages in Conduct Detrimental to the Company during the remaining portion of the vesting period, then Participant shall (i) forfeit all of the unvested Shares, and (ii) be required, upon demand, to return to the Company, in the form of a cash payment, the Returnable Share Value paid to date. Participant understands and agrees that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company due to Participant’s Conduct Detrimental to the Company, including injunctive relief, attorneys’ fees and damages.
4.    Definitions.
The following definitions shall apply for purposes of this Agreement:
(A)    “Conduct Detrimental to the Company” means:
(i)    Participant engages in Serious Misconduct (whether or not such Serious Misconduct is discovered by the Company prior to the Participant’s Termination of Employment);
(ii)    Participant breaches his or her obligations to the Company, or an Affiliate, with respect to confidential and proprietary information or trade secrets;
(iii)    Participant breaches his or her non-competition, non-solicitation of customers, or non-solicitation of employees obligations under the Protected Information, Inventions, and Non-Solicitation Agreement with Non-Compete (“PIINS Agreement”), which is attached hereto as Exhibit A and incorporated by reference as if fully set forth herein, or any other agreement under which Participant owes the Company or an affiliate any duties regarding non-disclosure, non-solicitation, non-interference, non-competition, or non-disparagement;
(iv)    Participant violates any other legal obligation Participant owes to the Company, whether provided for by statute or under the common law of any state or federal jurisdiction, including, but not limited to, obligations regarding confidentiality, duties of loyalty, duties of good faith, duties of candor, duties to disclose opportunities, or other similar fiduciary duties; or
(v)    Participant seeks to have any of the obligations listed above in (i)-(iv) found unenforceable or invalid or modified for any reason.
Participant acknowledges that the Conduct Detrimental to the Company is worthy of protection by these promises due to the nature of the harm that would be caused by such actions because Participant acknowledges that the Company and, if applicable, its Affiliate, has promised and the Participant has been entrusted with access to significant confidential or trade secret or propriety information of the Company or its Affiliates, as well as access to relationships and information regarding the Company’s or its

Affiliates’ customers, vendors, and employees, specialized training, and association with the goodwill of the Company and, if applicable, its Affiliate.
(B)    “Special Vesting Agreement” means an agreement in which the Compensation Committee, in its sole discretion, elects to permit some or all of the Participant’s Restricted Stock Units to continue vesting following the Participant’s Termination of Employment with the Company or with an Affiliate, as applicable, in exchange for Participant’s strict compliance with designated post-termination conditions, as determined by the Committee pursuant to a written agreement executed at the time the Participant’s Termination of Employment occurs.
(C)    “Returnable Share Value” means a cash amount equal to the gross value of the Shares that were issued to Participant in the one-year period (or two-year period if at the time of Participant’s separation from employment Participant was employed at an Executive Vice President level, Senior Vice President level or above) prior to the Company’s determination that Participant engaged in Conduct Detrimental to the Company pursuant to this Agreement, determined as of the date such Shares were issued to Participant and using the Fair Market Value (as defined in the Plan) of the Company’s common stock on that date. For purposes of clarity, if a Participant’s shares have an extended vesting period due to a Special Vesting Agreement, then the Returnable Share Value amount shall include all shares that became vested during the one-year period (or two-year period if at the time of Participant’s separation from employment Participant was employed at an Executive Vice President level, Senior Vice President level or above) ending on the date the Participant first engaged in an action that is treated as Conduct Detrimental to the Company.
(D)    “Serious Misconduct” shall mean (i) embezzlement or misappropriation or unauthorized destruction of Company, or Affiliate, funds or other Company, or Affiliate, assets, including confidential or trade secret information; (ii) commission of a fraudulent or illegal act; (iii) untruthful or materially misleading representations regarding financial information of the Company or an Affiliate; (iv) insubordination or failure to follow reasonable requests of the Company or an Affiliate; (v) disparagement of the products, services, business, employees, officers or directors of the Company or an Affiliate; or (vi) the willful failure to comply with the policies and procedures of the Company, or an Affiliate, including but not limited to policies and procedures regarding workplace conduct and the prevention of harassment, discrimination and retaliation in the workplace. Serious Misconduct will be determined by the Committee, in its sole discretion.
(E)    “Service” shall mean the period during which a Participant is considered to be an employee of the Company or of an Affiliate, and shall not include any notice period.
5.    Additional Provisions
(A)    Notices. The Company may deliver any notice required by the terms of this Agreement in writing or by electronic means. Any such notice that is given in writing shall be deemed effective upon personal delivery or upon deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid. The notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.
(B)    Entire Agreement. This Agreement, the PIINS Agreement and its Appendix, the Award Certificate and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, however, that the provisions of the Plan shall continue to apply, and further provided that in case of inconsistencies or ambiguities, the provisions of the Plan shall prevail over the provisions of the PIINS Agreement, this

Agreement or the Award Certificate. The foregoing notwithstanding, this Agreement does not modify or supersede any agreement or obligations of Participant for the benefit of the Company or any affiliate, regarding non-disclosure, non-disparagement, non-solicitation, non-interference or non-competition. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(C)    Governing Law. This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be Harris County, Texas, United States of America, and the courts sitting exclusively in Harris County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).
(D)    Administration. Any determination by the Company and its counsel in connection with any question or issue arising under this Agreement, the Award Certificate, or the Plan shall be conclusive and binding on the Participant and all other persons, having an interest hereunder.
(E)    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and to the Participant, the Participant’s executors, administrators, heirs, successors, representatives and assignees.
(F)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit granted under and participation in the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign the Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. By continuing to provide services to the Company and/or any of its Affiliates, or by completing an electronic acceptance Agreement, Participant is deemed to have accepted the terms and conditions of this Agreement, the PIINS Agreement, and the Plan.
(G)    Code Section 409A. This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Section 409A, this Agreement shall be read to conform with the requirements of Section 409A, and the Company may at its sole discretion amend or replace this Agreement to cause this Agreement to comply with Section 409A. Neither the Company nor Participant shall have the right to accelerate or defer the delivery of any amount payable under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.
(H)    Employment Relationship. For purposes of this Agreement, Participant shall be considered to be in the employment of the Company as long as Participant remains an employee of either the Company or an Affiliate. Nothing in the adoption of the Plan or the award of the Restricted Stock Units thereunder pursuant to this Agreement shall confer upon Participant the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Participant’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Participant or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.
The Company has caused this Agreement to be executed by an authorized officer and Participant has agreed to and accepted the terms of this Agreement, the Award Certificate, the Plan, and Exhibit A (the PIINS Agreement and its Appendix),* all as of the date Participant accepts the Award Certificate.

COMPANY:

TEAM, INC.

/s/ André C. Bouchard

André C. Bouchard
Executive Vice President, Chief Legal Officer and Secretary

*By clicking the applicable “Accept Award” or “Accept Grant” button or otherwise acknowledging acceptance of the Award Certificate through the system in place by the Company, Participant has agreed to and accepted the terms of this Agreement, the Award Certificate, the Plan, and Exhibit A to the Restricted Stock Unit Award Agreement (the PIINS Agreement and its Appendix), utilizing online grant acceptance capabilities with StockPlan Connect page of Morgan Stanley Smith Barney LLC, the Company’s restricted stock administrator.

[see next page for EXHIBIT A to Restricted Stock Unit Award Agreement]

EXHIBIT A to Restricted Stock Unit Agreement

Protected Information, Inventions, and Non-Solicitation Agreement with Non-Compete

This Protected Information, Inventions, and Non-Solicitation Agreement with Non-Compete including the Appendix for employees in Alabama, California, Louisiana and Oklahoma (“Agreement”) is made and entered between Team, Inc. (the “Company” or “TEAM”) and the individual identified as Participant in the Restricted Stock Unit Award Agreement and identified as Participant Name in the Award Certificate (referred to as “Employee” within this Agreement), an employee of a subsidiary or affiliate of the Company. This Agreement is for the benefit of and fully enforceable by the Company, and its parent, affiliates, and subsidiaries (collectively—including the Company—these entities are referred to as the “Company Group”). The Company and Employee may be referred to individually as “Party,” and/or collectively as the “Parties.” All capitalized terms not defined in this Agreement shall have the same meaning as provided in the Restricted Stock Unit Award Agreement or the Plan.
Employee agrees to all terms in this Agreement in return for the employment offered and/or continued employment with a subsidiary or affiliate of the Company, the compensation and incentives associated with such employment, past and future access to Confidential Information and Customer Information (defined below), specialized training, and other promises made by the Company in this Agreement, which Employee acknowledges is adequate consideration. The Company agrees to employ Employee through one of its affiliated or subsidiary companies within the Company Group and makes the promises below only in return for Employee’s promises in this Agreement.
1.    Non-Disclosure of Confidential Information. Employee recognizes that the Company Group has made significant investments of time and resources in establishing substantial relationships with the Company Group’s employees, existing and prospective customers, suppliers, contractors, sub-contractors, investors, and other business relationships and in developing the Company Group’s reputation and goodwill. Employee further recognizes that the Company Group has further invested valuable time and resources to obtain, develop, and protect the Company Group’s confidential and proprietary business information, trade secrets, know-how, and other Confidential Information (defined below). The protection of Confidential Information, trade secrets, company relationships, and good will is vital to the interests of the Company Group and Employee further acknowledges that improper use or disclosure of Confidential Information by Employee is likely to result in unfair or unlawful competitive activity and may cause the Company and the Company Group to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and/or criminal penalties. Employee further understands and acknowledges that as a key employee of the Company, Employee has been placed in a position of trust and confidence with the Company and that as a result, during the course of Employee’s employment with any company within the Company Group, Employee has had access to and learned about the Company Group’s confidential, proprietary, and trade secret documents, materials, and other information, in tangible and intangible form, of and relating to the Company Group, and their businesses, as well as existing and prospective customers, suppliers, contractors, subcontractors, investors, and other associated third parties (“Confidential Information”). Employee also acknowledges that during the course of Employee’s employment with any company within the Company Group, Employee has received specialized training and has been associated with the goodwill of the Company Group. Further, Employee acknowledges that access to Confidential Information, specialized training, and goodwill will continue and that such access requires the protection of Employee’s promises made below.
(a)    Confidential Information Further Defined. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, any and all Company Group trade secrets, business information, or proprietary information and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure. Confidential Information includes, without limitation: Company Group business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, works-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, sales information, revenue, costs, formulae, notes, communications, product plans, ideas, audiovisual programs, inventions, unpublished patent applications, discoveries, experimental processes, experimental results, specifications, Customer Information (as defined below), customer lists, compilations, training, client information, client lists, manufacturing information, distributor lists, and buyer lists. Confidential Information also includes any of the above examples provided to the Company Group by any existing or prospective customers, suppliers, investors or other associated third parties, or of any other person or entity that has entrusted confidential information to the Company Group and which the Company Group is obligated to keep confidential. Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Employee understands and agrees that Confidential Information developed by Employee in the course of Employee’s employment by any company within the Company Group shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that (i) is generally available to and known by the public at the time of disclosure by Employee, provided that such general availability and knowledge of the public is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf; (ii) becomes generally known within the industry through no fault, act or failure to act, error, effort or breach of any duties by Employee; or (iii) is obtained from a third party with a legal right to possess and disclose it.
(b)    Disclosure and Use Restrictions. Employee ratifies all prior agreements concerning this subject matter and re-states here that Employee agrees and covenants:
(i)     to treat all Confidential Information as strictly confidential;
(ii)     not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group) except as required in the performance of any of Employee’s authorized employment duties to the Company, if any, or only with the prior written consent of an authorized officer acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and
(iii)     not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of any of Employee’s authorized employment duties to the Company, if any, or with the prior written consent of an authorized officer acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).
(c)    Duration of Confidentiality Obligations. Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall continue so long as the information protected remains confidential in nature.
2.    Inventions. Employee recognizes the Company is engaged in a continuous program of research, development, and production respecting its business, both present and future. As part of Employee’s employment within the Company Group, Employee is expected to make new contributions and inventions of value to the Company. Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns, and agrees to assign, to the Company, or its designee, all Employee’s right, title, and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, trademarks, domain names, or trade secrets, whether or not patentable or registrable under patent, trademark, trade secret, copyright or similar laws, that Employee may solely or jointly conceive or develop or reduce to practice or fix in a tangible medium, or cause to be conceived or developed or reduced to practice or fixed in a tangible medium (collectively referred to as “Intellectual Property”), which is either made during the period of Employee’s employment within the Company Group or based on Company Group Confidential Information. All such Intellectual Property which is developed by Employee (solely or jointly with others) is “work made for hire” (to the greatest extent permitted by applicable law) and is compensated to Employee through Employee’s base salary, Employee agrees to promptly disclose to the Company, or any persons designated by it, all potential Intellectual Property which is conceived, considered, or developed by Employee (solely or jointly with others). Additionally, and to the extent permitted by applicable law, Employee acknowledges Employee has previously disclosed, or will immediately disclose to the Company hereafter, all inventions that would otherwise be covered under this paragraph and Employee further agrees to disclose in writing to the Company all inventions Employee made solely or jointly with others during Employee’s employment within the Company Group. Employee acknowledges and understands that nothing in this paragraph shall apply to an invention for which no Company Group equipment, supplies, facilities, or trade secret information was used, and which was developed entirely on Employee’s own time, unless the invention relates to the business of the Company or actual or demonstrably anticipated research or development, or the invention results from any work Employee performs for the Company.
3.     Non-Solicitation and Non-Interference. Employee acknowledges that the highly competitive nature of the Company Group’s business, Employee’s position within the Company Group, and the Confidential Information, company relationships, specialized training, and association with goodwill provided to Employee during Employee’s employment with any company within the Company Group, support the following promises of Employee not to compete, solicit or interfere with the Company Group’s relationships with its customers and employees as stated below. For the purposes of this Agreement, the “Restricted Period” means the time period during Employee’s employment with any company within the Company Group and for a period of one year after Employee’s employment ends regardless of the reason for or party initiating the separation. The “Restricted Territory” means the United States, unless otherwise provided herein.
(a)    Non-Solicitation of Employees. During the Restricted Period and in the Restricted Territory, Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the resignation or termination of employment of any employee of the Company Group for the purpose of the employee accepting employment with a business competitive with the products or services of the Company Group. This restriction is limited to employees of the Company Group (i) with access to Confidential Information and (ii) with whom Employee worked or about whom Employee had access to Confidential Information during Employee’s employment with any company in the Company Group. Notwithstanding the foregoing, this restriction does not apply to postings and advertisements regarding job opportunities which are made available to the public and are not directed specifically toward Company Group employees.
(b)    Non-Solicitation of Customers. Employee understands and acknowledges that because of Employee’s experience with and relationship to the Company, Employee has had access to customer relationships and goodwill and learned about much or all of the Company Group’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other confidential information identifying facts and circumstances specific to the customer and relevant to sales and/or services. Employee understands and acknowledges that loss of customer relationships, loss of customer goodwill, and/or unauthorized use of Customer Information will cause significant and irreparable harm to the Company Group.
(i)    During the Restricted Period and in the Restricted Territory, Employee agrees and covenants, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, text and instant message), attempt to contact or meet with the Company’s current or prospective customers (with “prospective customers” defined as potential customers with whom the Company has, within the last two years of Employee’s employment, taken significant steps towards establishing a customer relationship) for purposes of conducting business which is competitive to that of the Company. This restriction shall only apply to the current or prospective customers of the Company: (a) that Employee had direct or indirect business-related contact with in any way during the last two years of Employee’s employment within the Company Group; or (b) about whom Employee has had access to Confidential Information or Customer Information during Employee’s last two years of employment within the Company Group.
4.    Non-Competition. Because of the Company Group’s legitimate business interest in protecting its Confidential Information, confidential training, and goodwill to which Employee has had access during Employee’s employment with any company in the Company Group, and in return for all of the good and valuable consideration offered to Employee, Employee agrees and covenants not to engage in the Prohibited Activity during the Restricted Period and in the Restricted Territory.
(c)    For purposes of this non-compete clause, “Prohibited Activity” is carrying on or engaging or preparing to engage in any activity as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, investor, lender, or any other similar capacity on Employee’s own behalf or on behalf of any person or entity carrying on or engaged in a business similar to and competitive with the business of the Company Group and that provides any of the services or product sales as the Company Group provides as listed on the websites of the Company Group or its subsidiary companies, including such entities engaged in the business of: specialty maintenance and construction services required in maintaining high temperature and high pressure piping systems and vessels utilized in heavy industry, which service includes, but is not limited to, inspection and assessment, field heat treating, leak repair, composite repair, fugitive emissions control, hot tapping, isolation test plugs, line stops or line plugs, wet tapping, line freezes or line thaws, field machining, welding, technical bolting or torquing, concrete repair and restoration, field and shop valve repair and sales, installation, distribution, maintenance and warranty work for valves and valve products and service of waterworks valves, clamps and enclosures and any other services or products the Company Group currently provides, including designing, developing, manufacturing, distributing or assembling equipment or products to support such services. Employee expressly acknowledges and agrees that, due to the nature of Employee’s employment with any company in the Company Group, any activities falling within the definition of Prohibited Activity would necessarily and inevitably involve the use and/or disclosure by Employee of the Company Group’s trade secrets and Confidential Information. Notwithstanding the foregoing, Restricted Territory and Prohibited Activity do not include any territory or geographic area or other portion of the business of the Company Group in which Employee did not participate in the business of the Company Group or in the active steps to engage in the business of the Company Group or about which Employee had no access to Confidential Information, training, business relationships, or goodwill of the Company Group during the last two years of Employee’s employment with the Company.
(d)    Any business, company, partnership, entity, or other form of organization that offers any of the products and/or services of the type offered by the Company Group in the Restricted Territory shall be considered to be carrying on or engaged in a business similar to and competitive with the business of the Company Group.
(e)    Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.
5.    Return of the Company Property. Employee warrants and agrees that when Employee’s employment within the Company Group ends, Employee will return to the Company, without undertaking any unauthorized modification or deletion, all of the Company’s property in Employee’s possession or control relating to Employee’s employment with any company in the Company Group, including but not limited to, the Company issued vehicles, computers, computer equipment, other equipment, Confidential Information, files, records, manuals, memoranda, documents, keys, access cards, credit cards, phone cards and all of the tangible and intangible property belonging to the Company, or its affiliates, (hard copy or electronic) or its or their vendors, contractors, subcontractors, customers or prospective customers. Employee will not retain any copies or summaries, electronic or otherwise, of such property, unless agreed to in writing by an authorized named executive officer of the Company. Notwithstanding the foregoing, to the extent such Company property is not in Employee’s possession when Employee’s employment terminates, Employee covenants and agrees to use Employee’s best efforts to retrieve such Company property and return to the Company as soon as reasonably possible.
6.    Remedies. Employee understands that the promises and restrictions set forth in this Agreement may limit Employee’s ability to engage in certain actions but acknowledges that Employee has been provided sufficient consideration or benefits under this Agreement to justify such restrictions. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Employee and/or that money damages would be difficult to calculate, and either the Company or the Company Group shall be entitled to enforce such provisions by specific performance and injunctive or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company and the Company Group including the recovery of damages involved in such breach, attorneys’ fees and costs, forfeiture of the opportunity to receive the consideration under this Agreement, forfeiture of any opportunity to vest in or receive any equity ownership in the Company Group and all remedies available to the Company and the Company Group pursuant to other agreements with Employee or under any applicable law. It is expressly understood and agreed that the Company Group and Employee consider each of the restrictions and obligations contained or referenced in this Agreement to be reasonable, to be no more restrictive than necessary to protect the Confidential Information of the Company and the Company Group, and to be necessary to protect the public interest.
7.    Notification to Subsequent Employers. Employee further acknowledges that in order to enforce Employee’ obligations under this Agreement, the Company Group may need to notify subsequent actual or potential employers or others of Employee’s obligations under this Agreement. Employee agrees to notify the Company of the identity of Employee’s employers during the Restricted Period before accepting a position with such employers, and Employee consents to the Company Group providing notification to these employers or others involved, of Employee’s ongoing obligations to the Company Group under this Agreement or under other applicable law.
8.    Tolling of Restricted Period. Employee agrees that the duration of the Restricted Period shall be tolled and suspended for any period that Employee is in violation of these covenants up to a period of one year, unless such tolling is disallowed under applicable law.
9.    No Interference with Rights.
(a)    Sharing of Wage Information. Employee acknowledges and agrees that nothing in this Agreement or other agreement between Employee and the Company Group is intended to, nor does it, interfere with or restrain any employee’s right to share or discuss information regarding Employee’s wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act or other applicable laws.
(b)    Reporting to Government Agencies. Employee acknowledges and agrees that this Agreement or other agreement between Employee and the Company Group is not intended to, nor does it, interfere with or restrain Employee’s right to report unlawful actions to the Securities and Exchange Commission or any other law enforcement or administrative agency, or to participate in any such agency’s investigation, or to engage in any whistleblower or other activity protected or required by law.
(c)    Certain Trade Secret Disclosures. Pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), under this Agreement and any other agreement between Employee and the Company Group, Employee may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (1) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Employee does not disclose the trade secret except pursuant to court order. Employee is not required to notify the Company or the Company Group of these allowed reports or disclosures.
10.    Sole Employment. Employee agrees that during the period of Employee’s employment within the Company Group, Employee will not, without the Company’s express written consent, by the

Company’s Chief Legal Counsel, engage in any employment or business other than for a company within the Company Group which would interfere with Employee’s ability to satisfy Employee’s job duties.
11.    At-Will Employment. Employee acknowledges and agrees that nothing in this Agreement is a guarantee or assurance of employment within the Company Group or any specific affiliate or subsidiary company for any specific period of time. Rather, Employee understands that Employee is an at-will employee and that either Employee or the Company Group may terminate this at-will employment relationship at any time for any reason or no reason and with or without notice.
12.    No Duties to Other Employers. Employee represents that Employee is not bound by the terms of any agreement with any previous employer or other party other than the Company Group to: (a) refrain from using or disclosing any information that would be necessary to and/or reasonably expected to be utilized by Employee in the course of the performance of Employee’s duties in the employ of the Company or (b) refrain from engaging in any business activity that would otherwise preclude Employee from performance of Employee’s duties in the employ of the Company. Employee further represents that Employee’s performance of Employee’s duties does not and will not violate any agreement with any prior employer or third party. Employee agrees not to use or disclose during Employee’s employment within the Company any information which belongs to another entity or person.
13.    Venue; Applicable Law. This Agreement shall be interpreted and construed according to, and governed by, the laws of Texas, excluding any such laws that might direct the application of the laws of another jurisdiction. Both Parties to this Agreement waive a trial by jury of any or all issues arising in any action or proceeding between the Parties hereto or their successors, under or connected with this Agreement and consent to trial by the judge. The Parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas, unless another forum or venue is required by law.
14.    Representations; Modifications; Severability; Assignment. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both Parties; except, however, if any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion shall be modified by the court to be enforceable. If modification is not possible, then such unenforceable provision will be severed from and shall have no effect upon the remaining portions of the Agreement. This Agreement supplements and does not limit or restrict or alter in any way any obligations that the Employee may have undertaken in other agreements with the Company Group or which apply to Employee under any applicable law and does not extinguish other agreements, or duties under any law (including fiduciary duties), regarding non-disclosure, non-disparagement, non-solicitation, non-competition, or other restrictive covenant agreements that were previously entered into with Employee. The Company may assign its rights and obligations under this Agreement, and this Agreement inures to the benefit of any successor of the Company.
15.    No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
16.    Notices. Any notices regarding the above restrictive covenants under this Agreement shall be sent by a method of delivery which provides a receipt of delivery and shall be addressed as provided below. Any change of contact information listed below shall be promptly reported to the other party at the address below. Notices to Employee should be addressed to Employee’s home address on file with the Company. Notices to the Company or the Company Group should be addressed to Executive Vice-President and Chief Legal Officer for Team, Inc. located at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. Such notice may be delivered by fax to xxx.xxx.xxxx or electronic mail (with confirmed receipt) to xxxx@Teaminc.com.
17.    Electronic Signature. By clicking the applicable “Accept Award” or “Accept Grant” button or otherwise acknowledging acceptance through the system in place by the Company, Employee has agreed to and accepted the terms of this Agreement, the Award Certificate, the Plan, and the Restricted Stock Unit Award Agreement, utilizing online grant acceptance capabilities with StockPlan Connect page of Morgan Stanley Smith Barney LLC, the Company’s restricted stock administrator.
The Company has caused this Agreement to be executed by an authorized officer and the Employee has agreed to and accepted the terms of this Agreement, the Restricted Stock Unit Award Agreement, the Award Certificate, and the Plan, all as of the date Employee accepts the Award Certificate.

COMPANY:

Team, Inc.
/S/ André C. Bouchard

André C. Bouchard
Executive Vice President, Chief Legal Officer and Secretary

*By clicking the applicable “Accept Award” or “Accept Grant” button or otherwise acknowledging acceptance through the system in place by the Company, Employee has agreed to and accepted the terms of the Restricted Stock Unit Award Agreement, the Award Certificate, the Plan, Exhibit A to the Restricted Stock Unit Award Agreement (the PIINS Agreement and its Appendix), utilizing online grant acceptance capabilities with StockPlan Connect page of Morgan Stanley Smith Barney LLC, the Company’s restricted stock administrator.